Exhibit 5.1

November 14, 2006

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas

Re:	Windstream Corporation and Guarantors

Ladies and Gentlemen:

We are issuing this letter in our capacity as counsel for and at the request of Windstream Corporation (the “Issuer”), a Delaware corporation and the Guarantors named within the Registration Statement (as hereinafter defined) (together, the “Guarantors,” and together with the Issuer, the “Registrants”), in connection with the proposed registration by the Issuer of up to $800,000,000 in aggregate principal amount of the Issuer’s 8.125% Senior Notes due 2013 and up to $1,746,000,000 in aggregate principal amount of the Issuer’s 8.625% Senior Notes due 2016 (collectively, the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about November 10, 2006, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as supplemented, the “Indenture”), dated as of July 17, 2006, by and among the Issuer, the Guarantors, and Sun Trust Bank, as Trustee (the “Trustee”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 8.125% Senior Notes due 2013 and 8.625% Senior Notes due 2016, of which we understand $800,000,000 and $1,746,000,000 in aggregate principal amount is outstanding, respectively, (the “Old Notes”) and the related guarantees from the Guarantors.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i)	the Certificate of Incorporation and By-Laws of the Registrants, or the Certificate of Formation and Limited Liability Company Agreements of the Registrants, as applicable, as those may have been amended and/or restated from time to time,

(ii)	minutes and records of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees,

(iii)	the Registration Statement, and

(iv)	the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 17, 2006, among the Issuer, the Guarantors, Merrill Lynch, Pierce Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets, Inc., Wachovia Capital Markets, LLC and Barclays Capital Inc.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement, the Exchange Notes and the Guarantees will be validly issued by the Issuer and each of the Guarantors, respectively, and will be binding obligations of each of the Registrants.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the federal laws of the United States of America (including all reported judicial decisions interpreting any of the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kutak Rock LLP

Kutak Rock LLP